Execution Copy

REINSTATEMENT OF AGREEMENT AND PLAN OF MERGER

This Reinstatement of Agreement and Plan of Merger (the "Reinstatement Agreement") is dated as of May 12 , 2003, by and among Capital Growth Partners LLC, a Utah limited liability company (the "Purchaser"), United Park City Mines Company, a Delaware corporation (together with its Subsidiaries, the "Company"), Loeb Investors Co. XL, a New York partnership ("Seller" or "Loeb"), and CGP Acquisition, Inc. a Delaware corporation and a wholly owned subsidiary of the Purchaser ("Merger Subsidiary").

Recitals

A. The Purchaser, the Company, Merger Subsidiary, Loeb and certain other stockholders of the Company were parties to the Agreement and Plan of Merger dated August 26, 2002 (the "Merger Agreement").

B. The Merger Agreement was terminated pursuant to a termination notice dated October 2, 2002 (the "Termination Notice") delivered to the Purchaser by Loeb, as Sellers’ Representative.

C. Each of the parties to this Reinstatement Agreement desires to reinstate the Merger Agreement on the same terms and conditions as set forth therein, as amended by this Reinstatement Agreement.

Agreement

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows.

1. Merger Agreement. The Merger Agreement is hereby reinstated by each of the parties hereto on the same terms and conditions as set forth therein, as amended by this Reinstatement Agreement, and the Termination Notice is hereby withdrawn and of no further force and effect. All capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement. For the avoidance of doubt, the term "Seller" or "Sellers" shall mean Loeb.

2. Reinstatement Deposit. Concurrently with the execution and delivery of this Reinstatement Agreement, the Purchaser shall deliver to Loeb, as the Seller, the amount of $300,000 in cash, $100,000 of which will be provided to the Purchaser by an entity affiliated with East West Partners (collectively, the "Reinstatement Payment"). The Reinstatement Payment is nonrefundable except as set forth in Section 4 of this Reinstatement Agreement.

3. Treatment of Certain Provisions in the Merger Agreement. For purposes of this Reinstatement Agreement:

(a) Section 1.02(c) of the Merger Agreement is amended by replacing "$25.00" with "$21.00."

(b) Section 1.02(e) of the Merger Agreement is amended to read in its entirety as follows:

"(e) All of (i) the Initial Deposit ($250,000), (ii) the Second Postponement Payment ($250,000), (iii) the Supplemental Shares Second Postponement Payment ($50,000), (iv) the Third Postponement Payment ($250,000), (v) the Supplemental Shares Third Postponement Payment ($50,000), (vi) the Deposit ($1,250,000), and (vii) the Supplemental Deposit ($250,000) (collectively, the "Purchaser Payments") are the property of Seller and those other persons and entities listed on Schedule A to the SPA ("Schedule A Stockholders") and are nonrefundable. The aggregate Merger Consideration payable to the Seller shall be reduced by the sum of (x) the Reinstatement Payment ($300,000), (y) the Seller’s pro-rata portion of the Purchaser Payments ($1,886,649) and (z) one-half (1/2) of the pro-rata portion of the Purchaser Payments paid to the Schedule A Stockholders other than Loeb ($231,676). The Merger Consideration to be received by the Schedule A Stockholders other than Loeb shall not be reduced by any amount attributable to the portion of the Purchaser Payments paid to such Schedule A Stockholders other than Loeb."

(c) Sections 5.10, 5.11, 6.02(g) and (k), 6.04, 7.01(g), (h) and (i) and 7.02 of the Merger Agreement are null and void and of no further force and effect. Section 6.04 of the Merger Agreement which permitted the Company, at its option, to set-off any amounts payable by the Seller to the Company pursuant to that certain Letter Agreement, dated as of August 26, 2002, by and among the Seller, the Schedule A Stockholders and the Company (the "Letter Agreement"), with respect to the purchase of certain lots of real estate by the Seller is specifically deleted and of no further force and effect. The Letter Agreement is hereby terminated and of no further force and effect.

(d) Section 6.02(h) of the Merger Agreement shall be limited to the consents required from Zions First National Bank.

(e) The following new Section 6.03(h) shall be added to the Merger Agreement:

"(h) all amounts advanced by Loeb to the Company as of the date hereof ($1,184,318), which amount includes the $225,000 insurance premium required to be reimbursed to Loeb as described in Section 6.03(g) of the Merger Agreement, plus any additional amounts advanced by Loeb to the Company prior to the Merger Closing (collectively, the "Loeb Advances") shall have been repaid in full by Purchaser to Loeb. Not less than one (1) Business Day prior to the Merger Closing, Loeb shall provide to the Purchaser a written statement setting forth the total amount of Loeb Advances, including the date and amount of each advance."

(f) The second sentence of Section 1.03(a) of the Merger Agreement shall be amended to read in its entirety as follows:

"Purchaser shall pay to the Paying Agent on the Merger Closing Date funds in an amount necessary for the payment in full of the Merger Consideration as provided herein, as reduced by the separate payment provided in Section 1.03(c), which the Purchaser is required to pay on the Merger Closing Date."

4. Refund of Payments. If the Reinstatement Payment has been made, but the Merger Closing does not occur because (x) either the Seller or the Company has not fulfilled the conditions applicable to it set forth in Section 6.02 of the Merger Agreement, (other than clauses (a), (g), (h) and (k) thereof), (y) there is a Breach of the representations contained in Section 4.1(f) of the SPA, which is incorporated in this Reinstatement Agreement by reference, such that Purchaser would not receive at least fifty-one percent (51%) of the Shares outstanding (assuming that all Options or other rights to acquire common stock of the Company have been issued, exercised and converted to common stock as applicable) (subsections (x) and (y), each a "Default"), or (z) all of the conditions specified in Sections 6.03(a) and (b) of the Merger Agreement have been satisfied in all material respects but the parties are prevented from completing the Merger Closing if any judgment, injunction, order or decree of a court of competent jurisdiction shall restrain or prohibit both the consummation of the Merger, and such judgment, injunction, order or decree shall become final and non-appealable, then, in each case, the Reinstatement Payment shall be returned by the Seller to Purchaser.

5. Seller Financing of the Company. At the Merger Closing, the Company, Purchaser, CGP Acquisition, Inc. ("Borrower") and Seller will execute and deliver to each other (i) a financing agreement, substantially in the form attached hereto as Exhibit A (the "Financing Agreement"), pursuant to which Seller will loan to Borrower, as Seller financing out of the Seller’s Merger Consideration, at the Merger Closing an amount equal to $2.00 multiplied by the number of shares of the Company owned by Seller ($4,371,866) and for which Merger Consideration is received at the Merger Closing, and (ii) such note, deed of trust, intercreditor agreement and other agreements and documents contemplated by the Financing Agreement.

6. Fees and Expenses.

(a) The parties specifically acknowledge and reaffirm Section 10.11 of the Merger Agreement. In addition thereto, Purchaser shall bear all costs and expenses of each party hereto, including reasonable attorneys’ fees, in connection with preparing for, entering into and executing this Reinstatement Agreement, the Financing Agreement, the note, the deed of trust, all amendments to the Information Statement and any other related expense. The Company and Seller shall present Purchaser at least one (1) business day prior to the Merger Closing an estimate of expenses incurred by Seller and/or the Company and the Purchaser shall reimburse Seller for these estimated expenses at the Merger Closing. Purchaser shall promptly reimburse Seller for expenses in excess of the estimated expenses upon written demand by Seller.

(b) The parties specifically acknowledge and reaffirm Section 13.11(e) of the SPA. At the Merger Closing (i) Purchaser will reimburse an amount of $102,000 (the "Reimbursement Amount") to the Company and/or the Seller (to the extent the Seller has paid any portion of the Reimbursement Amount) for all time and expenditures expended by the Company’s professional consultants for such attorneys’ and professionals’ time and expenses in connection with Purchaser’s due diligence and (ii) the Purchaser shall pay or reimburse the Company, the Seller or their attorneys or consultants, as billed by such attorneys and consultants, from time to time (but no more often than every two (2) weeks), for any additional amounts incurred from the date hereof through the Merger Closing by the Company’s professional consultants for such attorneys’ and professionals’ time and expenses in connection with Purchaser’s due diligence (the "Subsequent Reimbursement Amount).

In the event the Merger Closing does not occur for any reason other than a Default or the receipt by the Company or the Seller of a Superior Offer and termination of the Merger Agreement pursuant to Section 7.01(e) thereof, (i) the Purchaser shall pay the Company or the Seller, respectively, the Reimbursement Amount and (ii) the Purchaser shall pay the Company or the Seller, respectively, the Subsequent Reimbursement Amount.

7. Closing. The Merger Closing will take place on June 16, 2003 or at such time as may be determined by the extensions provided herein, at the offices of Torys LLP, 237 Park Avenue, New York, New York 10017, or such other place as the parties may agree, as more particularly described in Section 1.01 of the Merger Agreement. Subject to the extensions described in this Section 7 or any other extension as the parties hereto may agree upon, the parties hereto recognize that time is of the essence. Any of the Company, Seller or the Purchaser may terminate this Reinstatement Agreement if the Merger Closing does not occur on or before the later of (i) if twelve (12) days following the filing of the Information Statement with the SEC have elapsed (the "Waiting Period") and the SEC has not given the Company notice that it will comment on the Information Statement, the twenty-fifth (25th) day following the expiration of the Waiting Period, (ii) if the SEC elects to comment on the Information Statement, the twenty-fifth (25th) day following the date on which all such SEC comments are resolved and (iii) in the event an appeal is filed within the applicable statutory appeal period contesting the approval of the City Council of Park City (the "City Council") of the subdivision of the Deeded Property as evidenced by that certain letter dated April 23, 2003 of the City Council, each of the parties agree to extend the date on which the Merger Closing shall occur until five (5) Business Days after such time as any such appeal has been resolved. Notwithstanding the extensions set forth in the previous sentence of this Section 7, any of the Company, the Purchaser or the Seller may terminate this Reinstatement Agreement if the Merger Closing does not occur on or before July 15, 2003 unless the parties agree to further extend the date of the Merger Closing. For purposes of this Section 7, the "Deeded Property" shall mean the property on Flagstaff Mountain which was the subject of the Company’s application for a metes and bounds subdivision presented to the Park City Planning Commission (the "Commission") at a meeting of the Commission on March 26, 2003.

8. Compliance with Laws. The parties hereto shall execute such agreements and other documents, and shall take such other actions, as the other parties hereto may reasonably request (prior to, at or after the Merger Closing Date) for the purpose of ensuring that the Merger is carried out in full compliance with the provisions of all applicable laws and regulations, including, without limitation, the United States securities laws and regulations.

9. Governing Law. This Reinstatement Agreement shall be construed in accordance with, and governed in all respects by the laws of the State of Delaware (without giving effect to principles of conflict of law).

10. Venue and Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. If any legal Proceedings or other legal action relating to this Reinstatement Agreement is brought or otherwise initiated, the venue therefor shall be in Delaware, which shall be deemed to be a convenient forum. The Purchaser and the Sellers hereby expressly and irrevocably consent and submit to the jurisdiction of the courts in Delaware and expressly waive (to the extent permitted by law) the right to bring an action in any other jurisdiction. Process in any action or Proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal Proceeding arising out of or related to this Reinstatement Agreement or the Merger.

11. Notices. All notices, requests, demands and other communications to any party hereunder shall be given in the manner contemplated by Section 10.04 of the Merger Agreement; provided, however, that no such notices, requests, demands and other communications shall be made to Robert A. Trevisani, Esq., Gatsby Hannah LLP, 225 Franklin Street, Boston, MA 02110.

12. Headings. The underlined headings contained in this Reinstatement Agreement are for convenience of reference only, shall not be deemed to be a part of this Reinstatement Agreement and shall not be referred to in connection with the construction or interpretation of this Reinstatement Agreement.

13. Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Reinstatement Agreement to any other Person without the prior written consent of the other parties hereto; provided, however, that (i) the Seller may, prior to the Merger Closing, assign to any Person its right to receive all or any portion of the Merger Consideration the Seller is entitled to and (ii) the Purchaser may assign all or part of its rights under this Reinstatement Agreement to a company or other legal entity controlled by it.

14. Parties in Interest. Nothing in this Reinstatement Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.

15. Severability. In the event that any provision of this Reinstatement Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Reinstatement Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law; provided, however, that the parties shall be entitled to receive substantially all of the economic benefit contemplated by this Reinstatement Agreement.

16. Entire Agreement. This Reinstatement Agreement (including all Schedules and Exhibits), the Merger Agreement, the SPA and the letter agreement, dated the date hereof, regarding certain payments under Section 6(b), set forth the entire understanding of the Purchaser, the Company and the Seller and supersede all other agreements and understandings between the Purchaser, the Company and the Seller relating to the subject matter hereof and thereof.

17. Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Reinstatement Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Reinstatement Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

18. Amendments. This Reinstatement Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of the Purchaser, the Company and the Seller.

19. Interpretation of this Reinstatement Agreement.

(a) Each party hereto acknowledges that it has participated in the drafting of this Reinstatement Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Reinstatement Agreement.

(b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Reinstatement Agreement, the words "include," "including" and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

(d) References herein to "Sections" and "Exhibits" are intended to refer to Sections and Exhibits to this Reinstatement Agreement.

20. Counterparts and Fascimile. This Reinstatement Agreement may be signed in counterparts, all of which together shall constitute one and the same instrument. The parties hereto may provide signatures to this Reinstatement Agreement by facsimile, and such facsimile signatures shall be deemed to be the same as original signatures.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Reinstatement Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

CAPITAL GROWTH PARTNERS LLC, by Talisker Mountain Developments, Inc.,
as Manager

By: /s/ Jeff Levine
Name: Jeff Levine
Title: Secretary and Treasurer

CGP ACQUISITION, INC.

By: /s/ Jeff Levine
Name: Jeff Levine
Title: Secretary and Treasurer

UNITED PARK CITY MINES COMPANY

By: /s/ Hank Rothwell
Name: Hank Rothwell
Title: President

LOEB INVESTORS CO. XL

By: /s/ Joseph S. Lesser
Name: Joseph S. Lesser
Title: Managing Partner

Exhibit A

To Reinstatement of Agreement and Plan of Merger Dated May 12, 2003

FINANCING AGREEMENT

This FINANCING AGREEMENT is dated [Merger Closing Date] by and among Capital Growth Partners LLC, a Utah limited liability company ("CGP"), Loeb Investors Co. XL, a New York partnership ("Loeb"), United Park City Mines Company, a Delaware corporation ("UPK") and CGP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of CGP ("Borrower").

WHEREAS, CGP, UPK, Loeb and the Borrower, entered into a Reinstatement of Agreement and Plan of Merger dated May 12, 2003 (the "Reinstatement Agreement") which reinstates the terms and conditions of the Agreement and Plan of Merger, dated August 26, 2002 by and among CGP, UPK, the Borrower and certain of those entities and individuals whose names are set forth on Exhibit A to the Agreement and Plan of Merger (the "Merger Agreement");

WHEREAS, in accordance with the terms of the Merger Agreement, the Borrower will merge with and into UPK, and UPK shall be the surviving company (the "Surviving Company") and assume all the rights and obligations of the Borrower;

WHEREAS, following the Merger, the Surviving Company will be an indirect subsidiary of CGP;

WHEREAS, the Borrower has requested that Loeb, provide seller financing to the Borrower in the aggregate original principal amount of FOUR MILLION THREE HUNDRED SEVENTY-ONE THOUSAND EIGHT HUNDRED SIXTY-SIX AND 00/100 DOLLARS ($4,371,866.00) (the "Seller Financing") to partially finance the transaction contemplated under the Reinstatement Agreement upon terms and conditions mutually satisfactory to CGP, the Borrower and Loeb;

WHEREAS, Empire Mountain Village, LLC ("EMV") has options to purchase parcels of land ("Pod A"), as more particularly described on Schedule A attached hereto, pursuant to a Purchase and Sale and Option Agreement (the "Option Agreement") dated April 30, 2003, by and between CGP and EMV; and

WHEREAS, within Pod A is a parcel of land which will have not less than 80,000 sq. ft. of density (the "Secured Property"), as more particularly described on Schedule B attached hereto and EMV may purchase, at its option, the Secured Property in accordance with the terms of the Option Agreement.

All capitalized terms not defined herein shall have the meaning ascribed to them in the Reinstatement Agreement.

NOW, THERFORE, in consideration of the above premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the parties hereto agrees as follows:

1. Loeb agrees:

(A) to provide the Seller Financing to the Borrower and take back a promissory note substantially in the form attached hereto as Exhibit A (the "Note") substantially on the following terms:

Principal Amount:	$4,371,866
Security:	The Note will be secured by a deed of trust and a mortgage over the Secured Property.
Issuer/Obligor:	UPK which is the owner of the Secured Property and Pod D and as the Surviving Company following the Merger will be the owner of subsidiaries which own Pod A and Pod B2
Term:	To [fifth anniversary of Merger Closing Date].
Interest Rate:	Years 1-3 – 6-1/2% per annum, compounding quarterly payable upon maturity of the Note
Years 4-5 – 10% per annum, payable quarterly in arrears.
Repayment:	Repayment to be made out of the proceeds from the exercise of the applicable option by EMV as set forth in the Option Agreement, an alternate buyer or otherwise by the Issuer. Recourse will be limited to the Issuer and the Secured Property.
Expenses:	CGP agrees to pay all legal expenses associated with enforcement of Loeb’s rights under the Note and legal expenses associated with preparing for, entering into and executing the Note and the Mortgage (as defined below) and the premiums with respect to the title policy.

; and

(B) that it will not bring an action or other proceeding seeking reorganization, involuntary bankruptcy or other relief with respect to UPK, as the Surviving Company, or the debts thereof under any bankruptcy, insolvency or other similar laws now or hereinafter in effect until the financing provided by JDI Park City, L.L.C. ("JDI") is repaid. JDI is a third party beneficiary to this provision and is entitled to enforce this provision.

2. CGP and UPK, as the Surviving Company, hereby agree:

(A) CGP shall diligently pursue approval of an administrative subdivision of the Secured Property and the obtaining of Land Use Approvals (as hereinafter defined). In the event that CGP fails to complete such an administrative subdivision and obtain the Land Use Approvals within eight (8) months after the Merger Closing, or if CGP fails to use commercially reasonable diligence in pursuing such subdivision and the Land Use Approvals, and such failure continues for more than ten days after written notice by Loeb to CGP of such failure and CGP has not presented, within such ten day period, evidence reasonably satisfactory to Loeb that such subdivision will be timely completed, and Land Use Approvals timely obtained, subject to subsection 2(D) below, Loeb shall have the right, but not the obligation, to assume control of the pursuit of such subdivision and Land Use Approvals, and CGP shall cooperate with Loeb and shall, upon request, execute all applications and other documents which must be executed by the owner of the property to be subdivided in order to complete such subdivision or to obtain the Land Use Approvals. In such event, CGP shall reimburse all reasonable costs and expenses incurred by Loeb in completing the administrative subdivision and obtaining the Land Use Approvals. Furthermore, CGP shall provide Loeb with a copy of the application (and other supporting documents) relating to such administrative subdivision and Land Use Approvals a reasonable time prior to the filing of any such applications (and other supporting documents).

(B) In applying this Section 2, the completion of the administrative subdivision and obtaining of the Land Use Approvals shall be treated as a single project, such that a failure to diligently pursue either shall be treated as a failure to diligently pursue both, and that if a transfer of any right or responsibility to either complete the administrative subdivision or obtain the Land Use Approvals shifts from one entity to another, the rights and responsibilities for the entire project shall shift.

(C) For purposes of this Section 2, "Land Use Approvals" shall mean such general plan amendments, master planned development approvals, conditional use permits, subdivision approvals and other land use approvals by or of Park City and/or Summit County, as applicable, or any other governmental entity having jurisdiction over the Secured Property, as Loeb deems necessary or desirable to reasonably assure, to Loeb’s satisfaction, that a residential development, having an aggregate floor area of not less than 80,000 square feet, could be legally constructed on the Secured Property.

(D) The rights granted to Loeb pursuant to this Section 2 shall be subject to the terms and conditions of that certain Agreement and Covenant of Cooperation, dated as of the date hereof, by and among UPK, Loeb, EMV, JDI, Mountain Developments I, Inc., a Delaware corporation, Blue Ledge Corporation, a Delaware corporation and CIBC WMC, Inc, a Delaware corporation.

3. CGP and UPK represent and warrant to Loeb that following the Merger Closing Date, UPK, as the Surviving Company, will have good and marketable title, in fee simple, to the Secured Property and Pod D as more particularly described on Schedule C attached hereto, free and clear of all mortgages, liens, encumbrances, equities, claims and obligations to other persons, of every kind and character other than the permitted exceptions agreed to by Loeb and CGP, the security interests held by CIBC WMC Inc., a Delaware corporation and JDI and the options held by EMV pursuant to the Option Agreement.

4. The obligation of Loeb to provide the Seller Financing is subject to (i) the receipt by Loeb of an executed Note and an executed Deed of Trust (the "Mortgage"), substantially in the form attached hereto as Exhibit A and B, respectively and (ii) the Closing of the Merger under the Merger Agreement.

5. Issuance. The Note and the Mortgage will be issued in the name of Loeb.

6. Compliance with Laws. The parties hereto shall execute such agreements and other documents, and shall take such other actions, as the other parties hereto may reasonably request (prior to, at or after the Merger Closing Date) for the purpose of ensuring that the Merger is carried out in full compliance with the provisions of all applicable laws and regulations, including, without limitation, the United States securities laws and regulations.

7. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflict of law).

8. Notices. All notices, requests, demands and other communications to any party hereunder shall be given in the manner contemplated by Section 10.04 of the Merger Agreement; provided; however no such notices, requests, demands or other communications shall be sent to Robert A. Trevisani, Esq., Gadsby Hannah LLP, 225 Franklin Street, Boston MA, 02110.

9. Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.

10. Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

11. Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of CGP and Loeb.

12. Counterparts and Facsimile. This Agreement may be signed in counterparts, all of which together shall constitute one and the same instrument. The parties hereto may provide signatures to this Agreement by facsimile, and such facsimile signatures shall be deemed to be the same as original signatures.

13. Fees and Expenses. CGP shall bear all costs and expenses of each party hereto, including the premiums with respect to the title policy and reasonable attorneys’ fees, in connection with preparing for, entering into and executing this Agreement, the Note and the Mortgage.

* * *

IN WITNESS WHEREOF, the undersigned have duly executed this Financing Agreement as of the date written above.

CAPITAL GROWTH PARTNERS, LLC
by, Talisker Mountain Developments, Inc.,
as Manager

By: ______________________________

Name: Mark Thorne
Title: Vice President

UNITED PARK CITY MINES COMPANY

By: ______________________________

Name: Hank Rothwell
Title: President

CGP ACQUISITIONS, INC.

By: ______________________________

Name: Mark Thorne
Title: Vice President

LOEB INVESTORS CO. XL

By: ______________________________

Name: Joseph S. Lesser
Title: Managing Partner

SCHEDULE A

Description of Pod A

[To be delivered and approved by the parties hereto on the Merger Closing Date]

SCHEDULE B

A parcel of land located in the southwest quarter of Section 21 and the northwest quarter of Section 28, Township 2 South, Range 4 East, Salt Lake Base and Meridian.

Beginning at a point that is North 88 degrees 09’24" East 2263.41 feet along Section Line and South 75.74 feet from the northwest corner of Section 28, Township 2 South, Range 4 East, Salt Lake Base and Meridian, said point also being on the southerly line of the Marsac Avenue Right of Way, according to the official plat thereof on file and of record in the office of the recorder, Summit County, Utah, and also being on a 775.00 foot curve to the left of which the radius point bears North 76 degrees 02’06" West; and running thence along the southerly line of the Marsac Avenue Right of Way the following two (2) courses: 1) northerly along the arc of said curve 172.84 feet through a central angle of 12 degrees 46’40" to a point on a 625.58 foot radius compound curve to the left of which the radius point bears North 88 degrees 48’45" West; thence 2) northerly along the arc of said curve 129.66 feet through a central angle of 11 degrees 52’33"; thence South 89 degrees 10’36" East 299.73 feet; thence South 32 degrees 51’20" West 76.81 feet; thence South 01 degrees 50’14" East 216.36 feet; thence South 86 degrees 55’33" West 277.38 feet to the Point of Beginning.

Description contains 1.74 acres.

SCHEDULE C

Description of Pod D

[To be delivered and approved by the parties hereto on the Merger Closing Date]

EXHIBIT A

Form of Promissory Note

[Exhibit Omitted]

EXHIBIT B

Form of Deed of Trust

[Exhibit Omitted]